Exhibit 99.1

PHOENIX ENERGY RESOURCE CORPORATION
FORM 10-Q DISCLOSURE

Three and Nine Months Ended September 30, 2010

TABLE OF CONTENTS

PART I
FINANCIAL INFORMATION

Item 1. Financial Statements	2
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	26
Item 3. Quantitative and Qualitative Disclosures About Market Risk.	34
Item 4. Controls and Procedures.	34

PART II
OTHER INFORMATION

Item 1. Legal Proceedings	34
Item 1A. Risk Factors.	34
Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.	34
Item 3. Defaults Upon Senior Securities	34
Item 4. (Removed and Reserved)	34
Item 5. Other Information.	34
Item 6. Exhibits	34

PART I
FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

PAGE
Consolidated Balance Sheets	3
Consolidated Statements of Income and Comprehensive Income	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6 - 25

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009 (UNAUDITED)

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$3,395,626	$1,481,631
Accounts receivable	4,915,470	2,017,244
Inventory	7,651,002	10,790,285
Deposits and prepaid expenses	11,067,077	6,297,623
Other receivables	666,052	689,898
Taxes recoverable	2,076,077	192,304
Total current assets	29,771,304	21,468,985

Property and equipment
Property and equipment, net of accumulated depreciation	6,284,485	6,167,734
Land use rights, net of accumulated amortization	6,634,050	795,829
Construction in progress	5,232,595	5,116,167
Total property and equipment	18,151,130	12,079,730
Total assets	$47,922,434	$33,548,715

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,822,490	$9,497,858
Other payables and accrued expenses	9,472,755	3,998,028
Taxes payable	1,949,280	386,121
Customer deposits	735,067	841,308
Short term debt	4,476,030	718,830
	$22,455,622	$15,442,145
Non-current liabilities
Long term debt	-	733,500
Total liabilities	22,455,622	16,175,645

Commitments and contingencies	-	-

Stockholders' equity
Common stock: 100,000,000 shares authorized of $0.001 par value 22,590,044 shares and 20,500,000 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	$22,590	$20,500
Additional paid in capital	13,565,093	13,208,135
Retained earnings	10,033,164	2,881,148
Accumulated other comprehensive income	1,845,965	1,263,287
Total stockholders' equity	25,466,812	17,373,070
Total liabilities and stockholders' equity	$47,922,434	$33,548,715

See accompanying notes of these consolidated financial statements

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 AND
NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Revenues	$8,771,019	$4,218,257	$25,696,546	$9,578,924
Cost of goods sold	5,848,371	3,294,676	17,085,785	7,473,619
Gross profit	2,922,648	923,581	8,610,761	2,105,305
Selling and marketing expenses	27,834	22,420	146,481	65,823
General and administrative expenses	322,625	143,633	1,062,610	473,600
Net income from operations	2,572,189	757,528	7,401,670	1,565,882
Other income (expenses)
Other income	-	4	43,988	21,567
Government grant	526,399	-	1,950,176	-
Interest expense	(173,244)	(46,069)	(231,761)	(136,093)
Total other income (expenses)	353,155	(46,065)	1,762,403	(114,526)
Income before provision for income taxes	2,925,344	711,463	9,164,073	1,451,356
Provision for income taxes	791,257	-	2,012,055	-
Net income	2,134,087	711,463	7,152,018	1,451,356
Other comprehensive income
Foreign currency translation gain	913,206	83,260	582,678	1,201
Comprehensive income	$3,047,293	$794,723	$7,734,696	$1,452,557
Earnings per share:
Basic	$0.09	$0.03	$0.32	$0.07
Diluted	$0.09	$0.03	$0.32	$0.07
Weighted average numbers of outstanding shares:
Basic	22,590,044	20,500,000	22,590,044	20,500,000
Diluted	22,590,044	20,500,000	22,590,044	20,500,000

See accompanying notes of these consolidated financial statements

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$7,152,018	$1,451,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	208,350	177,635
Amortization	163,170	7,917
Changes in operating assets and liabilities:
Decrease (increase) in inventory	3,139,283	(3,711,229)
Increase in deposits and prepaid expenses	(4,769,454)	(6,418,403)
(Increase) decrease in accounts receivables	(2,898,226)	73,937
Decrease (increase) in other receivables	23,846	(6,369,629)
(Increase) decrease in taxes recoverables	(1,883,773)	102,068
Increase (decrease) in taxes payables	1,563,159	(8,685)
(Decrease) increase in accounts payable	(3,675,368)	6,290,435
(Decrease) increase in customer deposits	(106,241)	8,057,377
Increase (decrease) in other payables and accrued expenses	5,474,727	(1,219,846)
Net cash provided by (used in) operating activities	4,391,491	(1,567,067)
Cash flows from investing activities
Purchases of property and equipment	(202,654)	(806,850)
Purchases of land use rights	(5,988,000)	-
Payment of construction in progress	(11,803)	(430,598)
Net cash used in investing activities	(6,202,457)	(1,237,448)
Cash flows from financing activities
Additional paid in capital	356,958	2,960,010
Repayment of debt	(733,530)	(1,202,940)
Proceeds from short term and long term debt	3,727,530	1,056,240
Net cash provided by financing activities	3,350,958	2,813,310
Effects on exchange rate changes on cash	374,003	(6,582)
Increase in cash and cash equivalents	1,913,995	2,213
Cash and cash equivalents, beginning of period	1,481,631	272,892
Cash and cash equivalents, end of period	$3,395,626	$275,105
Supplementary disclosures of cash flow information:
Cash paid for interest	$231,761	$136,093
Cash paid for income taxes	$2,012,055	$-
Non-cash transactions:
Distribution of stock dividend	$-	$1,786,190
Issue of common stock out of additional paid in capital	$-	$3,791,740

See accompanying notes of these consolidated financial statements

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

1.	BUSINESS ORGANIZATION

China Bingwu Forestry Group Limited (the “Company”) (“CBF”) is a private corporation, incorporated under the Companies laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“HK”) on April 9, 2010. It was principally established to serve as an investment holding company and its operations are carried out in Hong Kong.

On May 18, 2010, CBF entered into an Equity Ownership Transfer Agreement (the “Transfer Agreement”) with the existing stockholders of Qianxinan Aosen Forestry Co., Limited (“QAF”), namely Mr. YuLu Bai, to acquire 100% equity interest of QAF for $2,488,471. This acquisition was accounted for as a reverse merger with CBF, being the legal acquirer. The accounting treatment for this transaction is treated as a recapitalization of QAF with CBF’s common stock.

QAF is a private corporation, incorporated under the laws of the People’s Republic of China (“PRC”) on November 22, 2004. QAF’s principal activities are manufacturing and wholesaling of fiber boards, wood flooring, carpentry boards, wood products, furniture, and timber.

On October 22, 2007, QAF formed Qianxinan Silvan Touch Flooring Co., Limited (“QSTF”) of which QAF owned a 55% equity interest. On May 8, 2009, QAF acquired the remaining 45% equity interest in QSTF from the existing stockholder and QSTF became 100% wholly owned by QAF. QSTF’s principal activities are manufacturing and wholesaling of wood flooring, furniture and decorations.

The Company is headquartered in PRC, and the principal location of operation of the Company is at Hexing Village, Dingxiao Economic Development Zone, Xingyi City, Qianxinan, Guizhou Province, the People’s Republic of China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	2.1	FISCAL YEAR

The Company has adopted December 31 as its fiscal year end.

	2.2	REPORTING ENTITY

The accompanying consolidated financial statements include the following entities:

Name of	Place of	Authorized	Paid in	Date of	Percentage
subsidiary	incorporation	share capital	capital	incorporation	of interest	Principal activity

China Bingwu Forestry Group Limited	Hong Kong Special Administrative Region, PRC	$1,267	$1,267	April 9, 2010	100% directly	Investment holding
Qianxinan Aosen Forestry Co., Limited	People's Republic of China	$13,821,900	$13,821,900	November 22, 2004	100% directly	Manufacturing and wholesaling of fiber boards, wood flooring, carpentry boards, wood products, furniture, and timber
Qianxinan Silvan Touch Flooring Co., Limited	People's Republic of China	$2,934,000	$2,934,000	October 22, 2007	100% directly	Manufacturing and wholesaling of wood flooring, furniture and decorations

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.3	BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

Interim results are not necessarily indicative of results for a full year. The information included in this interim report should be read in conjunction with the information included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2010.

	2.4	BASIS OF CONSOLIDATION

The consolidated financial statements include the financial statements of CBF, QAF and QSTF. All material inter-company transactions and balances have been eliminated in consolidation.

CBF, QAF and QSTF are hereafter referred to as (“the Company”).

On May 18, 2010, CBF entered into the Transfer Agreement with the existing stockholders of QAF to acquire 100% equity interest of QAF for $2,488,471. This acquisition was accounted for as a reverse merger with CBF being the legal acquirer. The accounting treatment for this transaction is essentially a recapitalization of QAF with CBF’s common stock.

For accounting purposes, the combination of the CBF and QAF was accounted for as a reverse merger with QAF as the acquirer and CBF as the acquired party and the acquisition of QSTF was accounted for using the purchase method of accounting.

	2.5	BUSINESS COMBINATION

The Company adopted the accounting pronouncements relating to business combinations (primarily contained in ASC Topic 805 “Business Combinations”), including assets acquired and liabilities assumed arising from contingencies. These pronouncements established principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire as well as provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, these pronouncements eliminate the distinction between contractual and non- contractual contingencies, including the initial recognition and measurement criteria and require an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. Our adoption of these pronouncements will have an impact on the manner in which we account for any future acquisitions.

	2.6	USE OF ESTIMATES

The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.7	ECONOMIC AND POLITICAL RISK

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

	2.8	REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with ASC 605. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

	2.9	SHIPPING AND HANDLING

Shipping and handling costs related to cost of goods sold are included in selling and marketing expenses which totaled $25,216 and $22,402 for the three months ended September 30, 2010 and September 30, 2009, respectively. Shipping and handling costs amounted to $88,355 and $61,861 for the nine months ended September 30, 2010 and September 30, 2009 respectively.

	2.10	ADVERTISING

Advertising costs are expensed and included in selling and marketing expenses which totaled $6,237 and $Nil for the three months ended September 30, 2010 and September 30, 2009, respectively. Advertising costs amounted to $60,673 and $2,932 for the nine months ended September 30, 2010 and September 30, 2009 respectively.

	2.11	GOVERNMENT GRANTS

Government grants represent local authority grants to the company for infrastructure development. It is recognized on cash basis when the local authority approves the grant to the company.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.12	FOREIGN CURRENCY TRANSLATION AND OTHER COMPREHENSIVE INCOME

The reporting currency of the Company is the US dollars. The functional currency of the Company is the Chinese Renminbi (RMB).

For those entities whose functional currency is other than the US dollars, all assets and liabilities are translated into US dollars at the exchange rate on the balance sheet date; shareholders’ equity is translated at historical rates and items in the statements of income and other comprehensive income and of cash flows are translated at the average rate for the period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported in the statement of cash flows will not necessarily agree with changes in the corresponding balances in the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of income and other comprehensive income as incurred.

Accumulated comprehensive income in the consolidated statements of stockholders’ equity amounted to $1,845,965 as of September 30, 2010 and $1,263,287 as of December 31, 2009. The balance sheet amounts with the exception of equity at September 30, 2010 and December 31, 2009 were translated at RMB6.68 to $1.00 and RMB6.82 to $1.00, respectively. The average translation rates applied to the statements of income and of cash flows for the nine months ended September 30, 2010 and September 30, 2009 were RMB6.80 to $1.00 and RMB6.84 to $1.00 respectively.

	2.13	CASH AND CASH EQUIVALENTS

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents kept with financial institutions in People’s Republic of China (“PRC”) are not insured or otherwise protected. Should any of those institutions holding the Company’s cash become insolvent, or the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit on that institution.

	2.14	ACCOUNTS RECEIVABLE

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary. Reserves are recorded primarily on a specific identification basis.

The standard credit period of the Company’s most of clients is three months. Management evaluates the collectability of the receivables at least quarterly. The estimated average collection period was 90 days as of September 30, 2010 and December 31, 2009. There was no allowance for doubtful accounts as of September 30, 2010 and December 31, 2009.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.15	INVENTORY

Inventory is valued at the lower of cost (determined on a weighted average method) and net realizable value. Costs incurred in bringing each product to its location and conditions are accounted for as follows:

  raw materials – purchase cost on a weighted average basis;

  manufactured finished goods and work-in-progress – cost of direct materials and labor and a proportion of manufacturing overheads based on normal operation capacity but excluding borrowing costs; and

  retail and wholesale merchandise finished goods – purchase cost on a weighted average basis.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

2.16

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Assets Classifications	Estimated useful life
Buildings	30 years
Plant and machinery	3 to 50 years
Motor vehicles	5 to 10 years
Office equipment	5 to 10 years
Furniture and fixtures	5 years

An item of property and equipment is removed from the accounts upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the consolidated statements of income in the period the item is disposed. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded.

2.17	CONSTRUCTION IN PROGRESS

Construction in progress represents the direct cost of construction and cost of plant and machinery installed as well as acquisition cost and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until construction in progress is completed and the asset is ready for its intended use.

2.18	LAND USE RIGHTS

Land use rights represent acquisition of land use rights of agriculture land from farmers and is amortized on the straight line basis over their respective lease periods. The lease period of agriculture land is in the range from 30 years to 60 years. No independent professional appraiser performed valuation of land use rights at the balance sheet date.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.19	IMPAIRMENT OF LONG –LIVED ASSETS AND INTANGIBLE ASSETS

In accordance with ASC 360, “According for the Impairment or Disposal of Long-Lived Assets”, long-lived assets to be held and used are analyzed for Impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company reviews the carrying amount of its long-lived assets, including intangibles, for impairment, each reporting period. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow. As of September 30, 2010 and December 31, 2009, the Company determined no impairment charges were necessary.

	2.20	INCOME TAXES

The Company accounts for income taxes under the provisions of ASC 740 "Accounting for Income Taxes". Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The provision for income tax is based on the results for the year as adjusted for items, which are non- assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred income taxes are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

ASC 740 also prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. Any interest and penalties accrued related to unrecognized tax benefits will be recorded in tax expense.

	2.21	TRADE AND OTHER PAYABLES

Trade payables and other payables are carried at cost and represent liabilities for goods and services provided to the Company prior to the end of the financial year that are unpaid and arise when the Company becomes obliged to make future payments in respect of the purchase of these goods and services. Trade payables are non-interest bearing and are normally settled on 7 to 60 day terms.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.22	PRODUCT WARRANTIES

Substantially all of the Company’s products are covered by a standard warranty of 2 years for products. In the event of a failure of products covered by this warranty, the Company must repair or replace the products or, if those remedies are insufficient, and at the discretion of the Company, provide a refund. The Company provides nil% of sales income for product warranties for the three months ended and nine months ended September 30, 2010 and September 30, 2009 in the warranty reserve to reflect estimated material and labor costs of maintenance for potential or actual product issues but for which the Company expects to incur an obligation. The product warranty reserve was $nil as of September 30, 2010 and December 31, 2009.

	2.23	RELATED PARTIES

Parties are considered to be related to the Company if the related party has the ability, directly or indirectly, to control the party, or exercise significant influence over the party in making financial and operating decisions, or where the Company and the party are subject to common control. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities which are under the significant influence of related parties of the company.

	2.24	WEIGHTED AVERAGE NUMBER OF SHARES

On May 18, 2010, the Company entered into an Equity Ownership Transfer Agreement which has been accounted for as a reverse merger since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC Topic 805 “Business Combination” which states that in calculating the weighted average shares when a reverse merger takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

	2.25	CONCENTRATION OF CREDIT RISK

Cash includes cash at bank and demand deposits in accounts maintained with financial institutions within the People’s Republic of China. Total cash (not including restricted cash balances) in these banks on September 30, 2010 and December 31, 2009 amounted to $3,268,038 and $1,470,037 of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts receivable are derived from revenue earned from customers located primarily in the People’s Republic of China. The Company performs ongoing credit evaluations of customers and has not experienced any material losses to date.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.25	CONCENTRATION OF CREDIT RISK (CONTINUED)

The Company had 5 major customers whose revenue individually represented the following percentages of the Company’s total revenue:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Customer A	37.67%	1.37%	34.15%	8.89%
Customer B	19.86%	-	28.72%	-
Customer C	-	67.75%	5.81%	72.08%
Customer D	-	-	2.43%	-
Customer E	-	29.08%	1.94%	15.20%
Customer F	-	-	-	0.48%
Customer G	-	-	-	0.48%
Customer H	-	0.93%	-	-
Customer I	-	0.34%	-	-
Customer J	1.33%	-	-	-
Customer K	1.01%	-	-	-
Customer L	0.94%	-	-	-
	60.81%	99.47%	73.05%	97.13%

The company had 5 major customers whose accounts receivable balance individually represented of the Company’s total accounts receivable as follows:

	September 30,	December 31,
	2010	2009
Customer A	-	9.60%
Customer B	2.35%	39.51%
Customer C	9.60%	-
Customer D	2.18%	-
Customer E	1.99%	-
Customer F	1.97%
Customer G	-	31.93%
Customer H	-	17.06%
Customer I	-	0.85%
	18.09%	98.95%

2.26	ACCUMULATED OTHER COMPREHENSIVE INCOME

ASC Topic 220 “Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income is defined as the change in stockholders’ equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The comprehensive income for all periods presented includes both the reported net income and net change in cumulative translation adjustments.

2.27	RETIREMENT BENEFIT COSTS

PRC state managed retirement benefit programs are defined contribution plans and the payments to the plans are charged as expenses when employees have rendered service entitling them to the contribution.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.28	STOCK-BASED COMPENSATION

As of September 30, 2010 and December 31, 2009, the Company had no stock-based compensation plans.

	2.29	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value as of September 30, 2010 or December 31, 2009, nor gains or losses are reported in the statements of income and other comprehensive income that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the three months ended and nine months ended September 30, 2010 and September 30, 2009.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.30	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value” , which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”, which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments -Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non- Employees”. This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.30	RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments a the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In October 2009, the Financial Accounting Standards Board issued an Accounting Standards Update (“ASU”) regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share- lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.30	RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2010, FASB issued ASU No. 2010-01 Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, and entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.” If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The Company adopted this standard and has determined the standard does not have material effect on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.30	RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In February 2010, the FASB issued Accounting Standards Update 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements,” or ASU 2010-09. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance; however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

In April 2010, the FASB issued Accounting Standards Update 2010-13,"Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades," or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial porting of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of ASU 2010-17 to have a significant impact on its consolidated financial statements.

In April 2010, the FASB issued Accounting Standard Update 2010-17, "Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition" or ASU 2010-17. This Update provides guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. The adoption of ASU 2010-17 does not have any significant impacts on the consolidated financial statements.

3.	INCOME TAXES

No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the three months ended September 30, 2010 and September 30, 2009 and nine months ended September 30, 2010 and September 30, 2009.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DEs and FIEs. The Company is currently evaluating the impact that the new EIT will have on its financial condition. Beginning January 1, 2008, China unified the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

Under Guizhou Province preferential tax policy, QAF and QSTF are entitled to certain tax exemptions and reductions available to all companies in Guizhou Province, the People’s Republic of China.

Under these “tax holidays,” QAF is entitled to exemption from EIT for 3 years and reduced tax rates for 2 years after that, effective as of 2006 and 2009, respectively. Under Chinese tax law, enterprise income tax is charged and collected first and refunded later.

Therefore, QAF made income tax payments for fiscal years 2006, 2007 and 2008, and was refunded 2006 and 2007 income tax payments. Provisions for income tax were made at 12.50% on yearly reported profits less the amounts of income tax refunded for the nine months end September 30, 2010 and September 30, 2009.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

3.	INCOME TAXES (CONTINUED)

Further, QSTF incurred income tax expenses during fiscal years 2009, but QSTF was entitled to a claim for refund of these payments. Provision for income tax is made at EIT rate of 25% on yearly reported profits less the amounts of income tax refunded for the nine months end September 30, 2010 and September 30, 2009.

The following table reconciles the U.S. statutory rates to the company’s effective tax rate for the three months ended and nine months ended September 2010:

U.S. statutory rate	34%
Foreign income not recognized in USA	(34%	)
China Enterprise income tax rate	25%
China Enterprise income tax concession	(25%	)
Hong Kong profits tax rate	16.5%
Offshore subsidiary income not recognized	(16.5%	)
	-

Provision for income taxes is as follows:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Income tax
CBF - Hong Kong profits tax	$-	$-	$-	$-
QAF - China EIT	163,325	-	789,863	-
QSTF - China EIT	627,932	-	1,222,192	-
Deferred tax	-	-	-	-
	$791,257	$-	$2,012,055	$-

4.	ACCOUNTS RECEIVABLE

The Company has performed an analysis on all of its accounts receivable and determined that all amounts are probable of collection within one year. As such, all trade receivables are reflected as a current asset and no allowance for bad debt has been recorded as of September 30, 2010 and December 31, 2009. Bad debts written off for the three months ended and the nine months ended September 30, 2010 and September 30, 2009 are $Nil.

Aging of accounts receivable is as follows:

	September 30, 2010	December 31, 2009
within 3 months	$4,135,831	$1,994,189
over 3 months but within 6 months	779,639	22,468
over 6 months but within 12 months	-	-
over 1 year	-	587
	$4,915,470	$2,017,244

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

5.	INVENTORY

Inventory consists primarily of raw materials, finished goods, packing materials and consumable. Raw materials, packing materials and consumable are stated at cost. Cost comprises direct materials and, where applicable direct labor costs and applicable overhead costs that has been incurred in bringing the inventory to its present location and condition. Finished goods are stated at the lower of cost (determined on weighted average method) or net realizable value.

	September 30, 2010	December 31, 2009
Raw materials	$6,010,166	$9,196,520
Finished goods	1,191,438	520,810
Packing materials and consumable	449,398	1,072,955
	$7,651,002	$10,790,285

The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is reduced to estimated realizable value based on historical usage and expected demand.

6.	DEPOSITS AND PREPAID EXPENSES

	September 30, 2010	December 31, 2009
Deposits for
Coal	$-	$22,058
Raw materials and goods supplies	10,427,488	6,032,190
Equipment	400,936	76,137
Construction in progress	112,350	49,878
Transportation	121,403	-
Others	4,900	117,360
	$11,067,077	$6,297,623

Trade deposits are paid to suppliers of coal, raw materials and goods supplies, equipment, construction in progress and transportation as down payments, or deposits for inventory purchases and provision for services. The inventory is normally delivered within one to two months after the payments have been made.

7.	OTHER RECEIVABLES

	September 30, 2010	December 31, 2009
Guarantee deposits	$562,652	$660,209
Due from employees	84,806	12,039
Design fee receivable	9,537	9,346
Special fee for safety facilities	-	7,335
Others	9,057	969
	$666,052	$689,898

Due from employees are the amounts advanced for business transactions on behalf of the Company and will be reconciled on the completion of business transactions. Guarantee deposits are provided to financial institutions in return for issuance of a corporate guarantee to financiers.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

8.	TAXES RECOVERABLE

	September 30, 2010	December 31, 2009
VAT	$2,075,049	$191,414
Individual income tax	1,028	890
	$2,076,077	$192,304

9.	PLANT AND EQUIPMENT

	September 30, 2010	December 31, 2009
Buildings	$2,935,875	$2,877,040
Plant and equipment	3,890,720	3,656,331
Motor vehicles	132,762	130,101
Office equipment	69,436	51,102
Furniture and fixtures	39,690	13,662
	7,068,483	6,728,236
Less: accumulated depreciation	(783,998)	(560,502)
Net book value	$6,284,485	$6,167,734

Depreciation expense was $71,190 and $92,750 for the three months ended September 30, 2010 and September 30, 2009, respectively and included in general and administrative expenses. Depreciation expense was $208,350 and $177,635 for the nine months ended September 30, 2010 and September 30, 2009 respectively.

10.	LAND USE RIGHTS

Private ownership of land is not permitted in the PRC. Instead, the Company leased three lots of land. The cost of the first and second lots land use rights acquired in 2007 was $819,810 and these lots were located at Hexing Village, Dingxiao Economic Development Zone, Xingyi City, Qianxinan, Guizhou Province, the People’s Republic of China. The cost of the third lot of land use rights acquired in 2010 was $5,892,000 and was located at Liping Country, Qiandongnan, Guizhou Province, the People’s Republic of China.

	September 30, 2010	December 31, 2009
Cost	$6,824,575	$819,810
Less: Accumulated amortization	(190,525)	(23,981)
Net carrying amount	$6,634,050	$795,829

Land use rights are amortized on the straight line basis over their respective lease periods. The lease period of agriculture land is 30 years. Amortization of land use rights was $54,390 and $2,639 for the three months ended September 30, 2010 and September 30, 2009 respectively. Amortization of land use rights was $163,170 and $7,917 for the nine months ended September 30, 2010 and September 30, 2009.

11.	CONSTRUCTION IN PROGRESS

	September 30, 2010	December 31, 2009
Wooden fiber manufacturing factory	$5,180,014	$5,066,737
Wooden floor manufacturing factory	52,581	49,430
	$5,232,595	$5,116,167

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

12.	CUSTOMER DEPOSITS

Customer deposits represent amounts advanced by customers for orders of product. The products normally are shipped within three months after receipt of the advance payment and the related sale is recognized in accordance with the Company’s revenue recognition policy. As of September 30, 2010 and December 31, 2009, customer deposits amounted to $735,067 and $841,308, respectively.

13.	OTHER PAYABLES AND ACCRUED EXPENSES

	September 30, 2010	December 31, 2009
Due to related parties	$4,958,682	$511,674
Due to former shareholders	2,592,143	2,487,210
Due to third parties	1,055,385	598,976
Due to employees	-	134
Accrued wages	109,063	100,403
Others	757,482	299,631
	$9,472,755	$3,998,028

Due to related parties, former stockholders and third parties are unsecured, interest free and without a fixed term of repayment and are for specific business purposes.

14.	TAXES PAYABLES

	September 30, 2010	December 31, 2009
VAT	$77,894	$7,184
Enterprise income tax	1,847,164	378,327
City maintenance and construction levies	12,480	-
Stamp duty	1,758	610
Education levies	9,984	-
	$1,949,280	$386,121

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

15.	SHORT TERM AND LONG TERM DEBT

There are no provisions in the Company’s bank borrowings that would accelerate repayment of debt as a result of a change in credit ratings or a material adverse change in the Company’s business. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par.

(a) Short term debt

		Interest	September 30,	December 31,
Name of bank	Term	rate	2010	2009
Xingyi City Rural Cooperative Bank	January 3, 2008 - January 2, 2010	8.40%	$-	$718,830
Xingyi City Rural Cooperative Bank	March 26, 2010 - March 25, 2011	7.965%	733,530	-
Bank of Chongqing	June 21, 2010 - June 20, 2011	5.31%	2,994,000	-
Xingyi City Rural Cooperative Bank	July 17, 2009 - July 16, 2011	8.10%	748,500	-
			$4,476,030	$718,830

(b) Long term debt

		Interest	September 30,	December 31,
Name of bank	Term	rate	2010	2009
Xingyi City Rural Cooperative Bank	July 17, 2009 - July 16, 2011	8.10%	$-	$733,500

All the above short term and long term debts are corporate guaranteed by third parties.

16.	COMMON STOCK

The Company has authorized share capital of $1,267 divided into 10,000 shares of $0.1267 each of par value with 10,000 issued and outstanding shares of $1 each at par value amounting to $1,267 as of September 30, 2010.

17.	COMMITMENTS AND CONTINGENCIES

Total lease expense for the three months ended September 30, 2010 and September 30, 2009 were $nil. Total lease expense for the nine months ended September 30, 2010 and September 30, 2009 were $nil.

The future minimum lease payments as of September 30, 2010 and December 31, 2009 were $nil.

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. As of September 30, 2010 and December 31, 2009, the Company did not have any pending claims, charges, or litigation that it would have a material adverse effect on its consolidated balance sheets, consolidated statements of income and other comprehensive income or cash flows.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

18.	PRODUCT LINE INFORMATION

The Company sells wooden fiber sheets and wooden floors which are used by customers in various industries. The production process, class of customer, selling practice and distribution process are the same for all wooden fiber sheets and wooden floors. The Company’s chief operating decision-makers (i.e. chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by product lines for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment. The Company does not have long-lived assets located in foreign countries. The Company's net revenue from external customers by main product lines is as follows:

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
Domestic sales:
Wooden fiber sheets	$286,392	$4,218,257	$10,040,917	$9,578,924
Wooden floors	8,484,627	-	15,655,629	-
	$8,771,019	$4,218,257	$25,696,546	$9,578,924

19.	EARNINGS PER SHARE

As prescribed in ASC Topic 260 “Earning per Share”, Basic Earnings per Share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company’s common stock at the average market price during the period.

For the three months ended September 30, 2010 and September 30, 2009, basic and diluted earnings per share amount to $0.09 and $0.03 respectively. For the nine months ended September 30, 2010 and September 30, 2009, basic and diluted earnings per share amount to $0.32 and $0.07, respectively.

20.	RELATED PARTIES TRANSACTIONS

In addition to the transactions and balances as disclosed elsewhere in these consolidated financial statements, the company had the following significant related party transactions:-

Name of related party	Nature of transactions
Mr. YuLu Bai	Included in other payables and accrued expenses, due to Mr. YuLu Bai are $4,958,682 and $511,674 as of September 30, 2010 and December 31, 2009 respectively. The amounts are unsecured, interest free and have no fixed term of repayment.

Guizhou Silvan Touch Wooden Co., Limited controlled by Mr.YuLu Bai	During the three months and the nine months ended 30 September 2009, the Company sold wooden fiber sheets of $2,857,828 and $6,904,157 to Guizhou Silvan Touch Wooden Co., Limited.

Mr. Bai ceased his controlling interest on September 29, 2009.

CHINA BINGWU FORESTRY GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

21.	SUBSEQUENT EVENTS

On November 1, 2010, the Company entered into and closed a share exchange agreement (the “Share Exchange Agreement”), with Phoenix Energy Resource Corporation (“PNXE”), incorporated in the State of Nevada, United States of America, and the Company’s shareholders (the “Shareholders”), pursuant to which PNXE acquired 100% of the equity interests of the Company from the Shareholders in exchange for 20,500,000 shares of common stock of PNXE, par value $0.001, which constituted 68.33% of its issued and outstanding capital stock on a fully-diluted basis.

On May 17, 2010, PNXE’s Chairman and Chief Executive Officer, Mr. YuLu Bai, entered into an option agreement with CBF and Ms. RenPing Tu, our controlling stockholder, pursuant to which Mr. YuLu Bai was granted an option to acquire 20,500,000 shares PNXE’s common stock currently owned by Ms. Tu for an aggregate exercise price of $2,500,000. Mr. Bai may exercise this option, in whole but not in part, during the period commencing on the 365th day following of the date of the option agreement and ending on the second anniversary of the date thereof contemplated by the Share Exchange Agreement., which effected a reverse acquisition of the Company.

At the closing of the share exchange agreement, PNXE assumed two outstanding non-interest bearing convertible notes payable by CBF, in the aggregate principal amount of $4,800,000, convertible on its terms into an aggregate of 4,000,000 shares of common stock of PNXE, the surviving company upon the consummation of a fundamental transaction such as the reverse acquisition.

As required by ASC Topic 855 “Subsequent Events,” the Company has evaluated subsequent events that have occurred through November 24, 2010, the date the consolidated financial statements were issued.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Special Note Regarding Forward Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “expect,” “anticipate,” “project,” “target,” “plan,” “optimistic,” “intend,” “aim,” “will” or similar expressions which are intended to identify forward-looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those identified in the “Risk Factors” section of our Current Report on Form 8-K filed on November 5, 2010, as well as assumptions, which, if they were to ever materialize or prove incorrect, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and our other filings with the SEC. These reports attempt to advise interested parties of the risks and factors that may affect our business, financial condition and results of operations and prospects. The forward-looking statements made in this report speak only as of the date hereof and we disclaim any obligation to provide updates, revisions or amendments to any forward-looking statements to reflect changes in our expectations or future events.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this report to:

  “we,” “us,” “our,” or “the Company” are to combined business of Phoenix Energy Resource Corporation, a Nevada corporation, and its consolidated subsidiaries, Bingwu Forestry, Aosen Forestry and Silvan Flooring;

  “Bingwu Forestry” are to China Bingwu Forestry Group Limited, a Hong Kong company;

  “Aosen Forestry” are to Qianxinan Aosen Forestry Company, Limited, a PRC company;

  “Silvan Flooring” are to Qianxinan Silvan Flooring Company, Limited, a PRC company;

  “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “PRC,” “China,” and “Chinese,” are to the People’s Republic of China;

  “SEC” are to the Securities and Exchange Commission;

  “Securities Act” are to the Securities Act of 1933, as amended;

  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Renminbi” and “RMB” are to the legal currency of China; and

  “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

Overview

We manufacture and sell laminate flooring, industrial fiber boards and related flooring products to residential and commercial customers in China.

Our laminate flooring and fiber board product lines come in a variety of designs and colors and with special features, such as anti-skid surfacing. We market our products through our five branch offices and eight flagship stores, and through over 500 contracted flooring specialty stores that sell our products. We are also in process of entering into agreements with home supply stores to market our products.

Wood and wood byproducts are our primary raw materials, which we source from timberland located in Guizhou Province. We own a portion of the timberland and have the right to harvest raw materials from the remaining portion.

Our manufacturing facility in Qianxinan, Guizhou Province, has annual production capacity of six million square meters of laminate flooring and 75,000 cubic meters of industrial fiber boards. We have begun construction of a new manufacturing facility that we expect will increase our overall capacity to 200,000 cubic meters of fiber boards and 12 million square meters of laminate floor. We expect to complete this new facility by mid-2012.

Recent Developments

On November 1, 2010, we completed a reverse acquisition transaction with Bingwu Forestry and Ms. Ren Ping Tu, its sole shareholder, pursuant to which we acquired 100% of the issued and outstanding capital stock of Bingwu Forestry in exchange for 20,500,000 shares of our common stock, which constituted 68.33% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition.

At the time of the reverse acquisition, Bingwu Forestry had two outstanding non-interest bearing convertible notes in the aggregate principal amount of $4,800,000, convertible into an aggregate of 4,000,000 shares of the surviving company upon the consummation of a fundamental transaction, such as the reverse acquisition. We assumed these notes in connection with the reverse acquisition, and immediately thereafter, the notes were converted into 4,000,000 shares of our common stock.

See our Current Report on Form 8-K filed on November 5, 2010 for more details regarding these transactions.

Third Quarter Financial Performance Highlights

In this quarter, we improved our performance in terms of revenues, gross profit, gross margin and net income, primarily as a result of the rapid growth in our production and sales volume.

The following summarizes certain key financial information for the third quarter.

  Revenues: Our revenues were $8.8 million for the three months ended September 30, 2010, an increase of $4.6million, or 107.9%, from $4.2 million for the same period last year.

  Gross Profit and Margin: Gross profit was $2.9 million for the three months ended September 30, 2010 as compared to $0.9 million for the same period last year. Gross margin was 33.3% for the three months ended September 30, 2010 as compared to 21.9% for the same period last year.

  Net Income: Net income was $2.1 million for the three months ended September 30, 2010, an increase of $1.4 million, or approximately 200%, from $0.7million for the same period of last year.

  Fully diluted net income per share: Fully diluted net income per share was approximately $0.09 for the three months ended September 30, 2010, as compared to approximately $0.03 for the same period last year.

Results of Operations

Comparison of Three Months Ended September 30, 2010 and September 30, 2009

The following table sets forth key components of our results of operations during the three month periods ended September 30, 2010 and 2009, both in U.S. dollars and as a percentage of our revenues.

	Three Months Ended		Three Months Ended
	30-Sep-10		30-Sep-09
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$8,771,019		$4,218,257
Cost of goods sold	5,848,371	66.7%	3,294,676	78.1%
Gross profit	2,922,648	33.3%	923,581	21.9%
Operating expenses
Selling and marketing expenses	27,834	0.3%	22,420	0.5%
General and administrative expenses	322,625	3.7%	143,633	3.4%
Total operating expenses	350,459	4.0%	166,053	3.9%
Income from operations	2,572,189	29.3%	757,528	18.0%
Other income (expenses)	-	0.0%	4	0.0%
Other income	-	0.0%	-	0.0%
Government grant	526,399	6.0%	-	0.0%
Interest expense	(173,244)	-2.0%	(46,069)	-1.1%
Total other income (expenses)	353,155	4.0%	(46,069)	-1.1%
Income before income taxes	2,925,344	33.4%	711,463	16.9%
Provision for income taxes	791,257	9.0%	-	0.0%
Net income	$2,134,087	24.3%	$711,463	16.9%

Revenues. We generate revenues from the sales of our industrial fiber boards, laminate flooring and related flooring products. Our revenues increased to $8.8 million in the three months ended September 30, 2010 from $4.2 million in the same period in 2009, representing a 107.9% increase period-over-period. The increase in revenue was mainly due to higher sales volume after the expansion of our sales and distribution network. During the three months ended September 30, 2010, we sold 934,634 square meters of laminate flooring and 20,967 cubic meters of fiber boards, as compared to nil square meters of laminate flooring and 22,000 cubic meters of fiber boards during the same period in 2009. Sales of our laminate flooring and fiber board products accounted for approximately 90.4% and 9.6% of our sales revenues, respectively, during the three months ended September 30, 2010, as compared to nil and 100%, respectively, during the same period in 2009.

Cost of sales. Our cost of goods sold is primarily comprised of the costs of our raw materials, labor and overhead. Our cost of sales increased $2.6 million, or 77.5%%, to $5.8 million in the three months ended September 30, 2010 from $3.3 million in the same period in 2009. The increase was generally in line with the increase of sales volume of our product sales. The cost of sales as a percentage of revenue changed from 78.1% to 66.7% primarily due to improvement in production equipment and techniques.

Gross profit and gross margin. Our gross profit is equal to the difference between our revenues and our cost of goods sold. Our gross profit increased $2.0 million, or 216.4%, to $2.9 million in the three months ended September 30, 2010 from $0.9 million in the same period in 2009. Gross profit as a percentage of net revenue (gross margin) was 33.3% and 21.9% for the three months ended September 30, 2010 and 2009, respectively. The increase in the gross margin was primarily driven by higher level of vertical integration through increased production of fiber boards. The gross margins from sales of our laminate flooring and fiber board products were 31.7%, and 30.6%, respectively, for the three months ended September 30, 2010, as compared to nil and 21.9%, respectively, for the same period last year.

Selling and marketing expenses. Our selling and marketing expenses are comprised primarily of sales commissions, the cost of advertising and promotional materials, salaries and fringe benefits of sales personnel and other sales related costs. Our selling and marketing expenses increased $5,414, or 24.1%, to $27,834 in the three months ended September 30, 2010 from 22,420 in the same period in 2009. The increase was primarily a result of the expansion of our sales network leading to increased transportation and advertisement expenses. Our transportation expenses in the three months ended September 30, 2010 amounted to $25,701, compared to $22,408 in the same period in 2009. Our advertisement expenses in the three months ended September 30, 2010 amounted to $6,357, compared to nil in the same period in 2009.

General and administrative expenses. General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Our general and administrative expenses increased $0.2 million, or 124.6%, to $0.3 million in the three months ended September 30, 2010 from $0.1 million in the same period in 2009. This increase was mainly due to the hiring of additional staff to manage our expanding business, particularly in our finance department, in anticipation of our public listing.

Other income (expenses). We had $353,155 in other income in the three months ended September 30, 2010, as compared to other expenses of $46,065 during the same period in 2009. Other income in the 2010 period consisted of $526,399 in government grants, and interest expense of $173,244, while other expense in the 2009 period consisted of $4 in non-operating income, and interest expense of $46,069.

Government grant. We had $0.5 million in government grant in the three months ended September 30, 2010, as compared to nil in the three months ended September 30, 2009. Government grant in the three months ended September 30, 2010 consists entirely of value added tax refund.

Income before income taxes. Our income before income taxes increased by $2.2 million, or 311.2%, to $2.9 million in the three months ended September 30, 2010 from $0.7 million in the same period in 2009. The reason for such increase was mainly due to the rapid growth in our production and sales as noted above.

Income taxes. Income tax expense was $0.8 million in the three months ended September 30, 2010. We did not pay income taxes for the same period in 2009 because we enjoyed the zero-income tax treatment during this period.

Net income. In the three months ended September 30, 2010, we generated a net income of $2.1 million, an increase of $1.4 million, or 200%, from $0.7 million in the same period in 2009. This increase was primarily attributable to the rapid growth in our production and sales as noted above.

Comparison of Nine Months Ended September 30, 2010 and September 30, 2009

The following table sets forth key components of our results of operations during the nine month periods ended September 30, 2010 and 2009, both in U.S. dollars and as a percentage of our revenues.

	Nine Months Ended		Nine Months Ended
	30-Sep-10		30-Sep-09
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$25,696,546		$9,578,924
Cost of goods sold	17,085,785	66.5%	7,473,619	78.0%
Gross profit	8,610,761	33.5%	2,105,305	22.0%
Operating expenses
Selling and marketing expenses	146,481	0.6%	65,823	0.7%
General and administrative expenses	1,062,610	4.1%	473,600	4.9%
Total operating expenses	1,209,091	4.7%	539,423	5.6%
Income from operations	7,401,670	28.8%	1,565,882	16.3%
Other income (expenses)	43,988	0.2%	21,567	0.2%
Other income	-	0.0%	-	0.0%
Government grant	1,950,176	7.6%	-	0.0%
Interest expense	(231,761)	-0.9%	(136,093)	-1.4%
Total other income (expenses)	1,718,415	6.7%	(136,093)	-1.4%
Income before income taxes	9,164,073	35.7%	1,451,356	15.2%
Provision for income taxes	2,012,055	7.8%	-	0.0%
Net income	$7,152,018	27.8%	$1,451,356	15.2%

Revenues. Our revenues increased to $25.7 million in the nine months ended September 30, 2010 from $9.6 million in the same period in 2009, representing a 168.3% increase period-over-period. The increase in revenue was mainly due to higher sales volume as a result of the expansion of our sales and distribution network. During the nine months ended September 30, 2010, we sold 1,726,807 square meters of laminate flooring and 90,195 cubic meters of fiber boards, as compared to nil square meters of laminate flooring and 49,692 cubic meters of fiber boards during the same period in 2009. Sales of our laminate flooring and fiber board products accounted for approximately 60.9% and 39.1% of our sales revenues, respectively, during the nine months ended September 30, 2010, as compared to nil and 100.0%, respectively, during the same period in 2009.

Cost of sales. Our cost of sales increased $9.6 million, or 128.6%, to $17.1 million in the nine months ended September 30, 2010 from $7.5 million in the same period in 2009. The increase was generally in line with the increase of sales volume of our product sales. The cost of sales as a percentage of revenue changed from 78% to 66.5% primarily due to improvement in production equipment and techniques.

Gross profit and gross margin. Our gross profit increased $6.5 million, or 309%, to $8.6 million in the nine months ended September 30, 2010 from $2.1 million in the same period in 2009. Gross profit as a percentage of net revenue (gross margin) was 33.5% and 22.0% for the nine months ended September 30, 2010 and 2009, respectively. The increase in the gross margin was primarily driven by higher level of vertical integration due to increase production in fiber boards. The gross margins from sales of our laminate flooring and fiber board products were 34.1%, and 23.5%, respectively, for the nine months ended September 30, 2010, as compared to nil and 22.0%, respectively, for the same period last year.

Selling and marketing expenses. Our selling and marketing expenses increased $80,658, or 122.5%, to $146,481 in the nine months ended September 30, 2010 from $65,823 in the same period in 2009. The increase was primarily a result of the expansion of our sales network leading to increased transportation and advertisement expenses. Our transportation expenses in the nine months ended September 30, 2010 amounted to $90,052, compared to $61,877 in the same period in 2009. Our advertisement expenses in the nine months ended September 30, 2010 amounted to $61,839, compared to $2,933 in the same period in 2009.

General and administrative expenses. Our general and administrative expenses increased $0.6 million, or 124.4%, to $1.1 million in the nine months ended September 30, 2010 from $0.5 million in the same period in 2009. This increase was mainly due to the hiring of additional staff to manage our expanding business, particularly in our finance department, in anticipation of our public listing.

Other income (expenses). We had $1.8 million in other income in the nine months ended September 30, 2010, as compared to other expenses of $0.1 million during the same period in 2009. Other income in the 2010 period consisted of $43,988 in non-operating income, $2.0 million in government grants, and interest expense of $231,761, while other expense in the 2009 period consisted of $21,567 in non-operating income, and interest expense of $136,093.

Government grant. We had $2.0 million in government grant in the nine months ended September 30, 2010, as compared to nil in the nine months ended September 30, 2009. Government grant in the nine months ended September 30, 2010 consists entirely of value added tax refund.

Income before income taxes. Our income before income taxes increased by $7.7 million, or 531.4%, to $9.2 million in the nine months ended September 30, 2010, from $1.5 million in the same period in 2009. The reason for such increase was mainly due to the rapid growth in our production and sales as noted above.

Income taxes. Income tax expense was $2.0 million in the nine months ended September 30, 2010. We did not pay income taxes for the same period in 2009 because we enjoyed the zero-income tax treatment during this period.

Net income. In the nine months ended September 30, 2010, we generated a net income of $7.2 million, an increase of $5.7 million, or 392.8%, from $1.5 million in the same period in 2009. This increase was primarily attributable to the rapid growth in our production and sales as noted above.

Liabilities

As of September 30, 2010, we have $9.5 million of Other payables and accrued expenses, an increase of $5.5 million, or 136.9% over the amount as of December 31, 2009. Of the total amount, $5.0 million are due to related parties, an increase of $4.4 million over the amount as of December 31, 2009.

Liquidity and Capital Resources

As of September 30, 2010, we had cash and cash equivalents of $3.4 million, primarily consisting of cash on hand and demand deposits. The following table provides a summary of our net cash flows from operating, investing, and financing activities. To date, we have financed our operations primarily through net cash flow from operations, augmented by short-term bank borrowings and equity contributions by our shareholders.

Cash Flows
(all amounts in U.S. Dollars)

	Nine Months Ended September 30,
	2010	2009
Net cash provided by (used in) operating activities	$4,391,491	$(1,567,067)
Net cash provided by (used in) investing activities	(6,202,457)	(1,237,448)
Net cash provided by (used in) financing activities	3,350,958	2,813,310
Effects of exchange rate change in cash	374,003	(6,582)
Net increase (decrease) in cash and cash equivalents	1,913,995	2,213
Cash and cash equivalent at beginning of the period	1,481,631	272,892
Cash and cash equivalent at end of the period	$3,395,626	$275,105

Operating activities

Net cash provided by operating activities was $4.4 million for the nine months ended September 30, 2010, as compared to $1.6 million used in operating activities for the same period in 2009. The increase in net cash provided in operating activities was primarily due to an increase of $5.7 million in net income and a decrease of $3.1 million in inventories due to our efforts to reduce our inventory balance.

Investing activities

Net cash used in investing activities for the nine months ended September 30, 2010 was $6.2 million, as compared to $1.2 million used for the same period of 2009. The increase in net cash used in investing activities was primarily due to our purchase of land use rights to 2,250 hectares (approximately, 22.5 km2) forest land of for $5.9 million.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2010 was $3.4 million, as compared to $2.8 million for the same period of 2009. We added $4.6 million of additional paid-in capital during the nine months ended September 30, 2009, and we obtained a loan from Bank of Chongqing for $3.0 million during nine months ended September 30, 2010.

Loan Commitments

As of September 30, 2010, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in U.S. Dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
Bank of Chongqing	2,994,000	5.310%	June 20, 2011	1 year
Guizhou Xingyi Rural Cooperative Bank	733,530	7.965%	March 25, 2011	1 year
Guizhou Xingyi Rural Cooperative Bank	748,500	8.100%	July 16, 2011	2 years
TOTAL	4,476,030

* Calculated based on the exchange rate of $1 = RMB 6.80

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favourable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations under Other Material Contracts

Except with respect to the loan obligations disclosed under the “Loan Commitments” heading, we have no obligations to pay cash or deliver cash to any other party.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in our industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Basis of Consolidation and Presentation. The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, or US GAAP. In the opinion of management, the accompanying balance sheets, and statements of income, and cash flows and include all adjustments, consisting only of normal recurring items, considered necessary to give a fair presentation of operating results for the periods presented. All material inter-company transactions and balances have been eliminated in consolidation.

Business Combinations. The Company adopted the accounting pronouncements relating to business combinations (primarily contained in ASC Topic 805 “Business Combinations”), including assets acquired and liabilities assumed arising from contingencies. These pronouncements established principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire as well as provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, these pronouncements eliminate the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and require an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. Our adoption of these pronouncements will have an impact on the manner in which we account for any future acquisitions.

Use of estimates. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition. The Company’s revenue recognition policies are in compliance with ASC 605. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer. The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax, or VAT. All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation. The reporting currency of the Company is the US dollars. The functional currency of the Company is the Chinese Renminbi (RMB). For those entities whose functional currency is other than the US dollars, all assets and liabilities are translated into US dollars at the exchange rate on the balance sheet date; shareholders’ equity is translated at historical rates and items in the statements of income and other comprehensive income and of cash flows are translated at the average rate for the period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported in the statement of cash flows will not necessarily agree with changes in the corresponding balances in the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of income and other comprehensive income as incurred.

Property, plant and equipment, net. Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. An item of property and equipment is removed from the accounts upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the consolidated statements of income in the period the item is disposed. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded.

Construction in progress. Construction in progress represents direct cost of construction and cost of plant and machinery installed as well as acquisition cost and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until construction in progress is completed and the asset is ready for its intended use.

Impairment of long-lived assets. In accordance with ASC 360, “According for the Impairment or Disposal of Long-Lived Assets”, long-lived assets to be held and used are analyzed for Impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company reviews the carrying amount of its long-lived assets, including intangibles, for impairment, each reporting period. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow. To date, no such impairment losses have been recorded.

Recent Accounting Pronouncements

See Note 2.30 (Recent Accounting Pronouncements) to the unaudited consolidated financial statements included in Item 1.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not Applicable.

ITEM 4. CONTROLS AND PROCEDURES.

During the three months ended September 30, 2010, we were not subject to the disclosure controls and procedures requirements of Rule 13a-15 under the Exchange Act.

PART II

OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 1A. RISK FACTORS.

Not Applicable.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. (REMOVED AND RESERVED).

ITEM 5. OTHER INFORMATION.

None.

ITEM 6. EXHIBITS.

Not Applicable.